Exhibit 99.2

Manpower Inc. Prices Zero-Coupon Convertible Debentures

       MILWAUKEE, WI, USA, 14 August 2001 - Manpower Inc. (NYSE: MAN) today announced that it has priced its 20-year, zero-coupon convertible senior debentures due 2021. The debentures are being issued in a private offering that will result in net proceeds of approximately $200 million. Subject to certain conditions, the debentures will be convertible into Manpower common stock at an initial conversion price of $39.50 and will carry a 3% yield to maturity. The initial purchasers will have an option to purchase for up to $40 million additional debentures to cover over-allotments.

       Manpower intends to use the proceeds of the sale to repay borrowings under its credit facilities, and advances under its accounts receivable securitization facility.

       This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities will be made only by means of a private offering circular. The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

       Manpower Inc. is a world leader in the staffing industry, providing workforce management services and solutions to customers through 3,800 offices in 59 countries. The firm annually provides employment to more than 2.7 million people worldwide and is an industry leader in employee assessment and training. Manpower also provides a range of staffing solutions, engagement and consulting services worldwide under the subsidiary brands of Brook Street, Elan, The Empower Group and Jefferson Wells.